EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Alleghany Corporation 2017 Long-Term Incentive Plan of our reports dated February 22, 2017, with respect to the consolidated financial statements and schedules of Alleghany Corporation and subsidiaries, and the effectiveness of internal control over financial reporting of Alleghany Corporation and subsidiaries, included in its Annual Report on Form 10-K for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

June 20, 2017